================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*




                            Zhone Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98950P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                   May 2, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 2 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates VIII, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 3 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 8A, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 4 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners VIII, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 5 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 9, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 5 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 6 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 9, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 6 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 7 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 7 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 8 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 8 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 9 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Development Corp.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
================================================================================

                               Page 9 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 10 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 10 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 11 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,965,686 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,965,686 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,965,686 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 12 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 12 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 13 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        11,561 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               11,561 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,917,365 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.7%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 13 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 14 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter T. Morris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 14 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 15 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       John M. Nehra
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,936,593 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,936,593 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,936,593 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 15 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 16 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 16 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 17 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            11,905,804 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        11,905,804 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,905,804 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.6%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 17 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 18 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,965,686 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,965,686 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,965,686 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 18 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 19 OF 34 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,965,686 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,965,686 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,965,686 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 19 of 34 pages

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 20 OF 34 PAGES
===================                                          ===================


                                  Schedule 13D

Item 1.   Security and Issuer.
          -------------------

          This statement relates to the Common Stock, $.001 par value ("Common Stock") of Zhone Technologies, Inc. (the "Issuer") having its principal executive office at 7001 Oakport Street, Oakland, California 94621.

Item 2.   Identity and Background.
          ------------------------

          This statement is being filed by:

          (a) New Enterprise Associates VIII, Limited Partnership ("NEA VIII"), New Enterprise Associates 8A, Limited Partnership ("NEA 8A"), New Enterprise Associates 9, Limited Partnership ("NEA 9"); New Enterprise Associates 10, Limited Partnership ("NEA 10") and NEA Development Corp. ("NEA DC") (NEA VIII, NEA 8A, NEA 9, NEA 10 being collectively referred to herein as the "Funds" and, collectively with NEA DC, the "Record Holders");

          (b) NEA Partners VIII, Limited Partnership ("NEA Partners VIII"), which is the sole general partner of NEA VIII; NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9; NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of each of NEA 8A and NEA 10, and New Enterprise Associates, LLC ("NEA LLC"), which is the sole shareholder of NEA DC (NEA Partners VIII, NEA Partners 9 and NEA Partners 10 being collectively referred to herein as the "GPLPs" and, together with NEA LLC, the "Control Entities"); and

          (c) M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra") Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor" and together with Barrett, Barris, Kramlich, Morris, Nehra, Newhall, Perry and Sandell, the "Managers").

          Barris, Kramlich, Morris, Newhall and Perry (the "Senior Managers") are individual general partners of each of NEA Partners VIII, NEA Partners 9 and NEA Partners 10 and are individual members of NEA LLC. Nehra is an individual general partner of NEA Partners VIII and NEA Partners 9. The Senior Managers, Barrett, Sandell and Trainor are individual general partners of NEA Partners 10.

          The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

          The address of the principal business office of each Record Holder, each Control Entity, Barrett, Nehra, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

          The principal business of each Fund is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA DC is to provide services to the GPLPs, the Funds and their affiliates. The principal business of NEA Partners VIII is to act as the sole general partner of NEA VIII. The principal business of NEA Partners 9 is to act as the sole general partner of NEA 9. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 8A and NEA 10. The principal business of NEA LLC is to act as the sole shareholder of

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 21 OF 34 PAGES
===================                                          ===================

NEA DC. The principal business of each of the Managers is to manage the Control Entities, the Funds and a number of affiliated partnerships with similar businesses.

          During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Each Fund and each GPLP is a limited partnership organized under the laws of the State of Delaware. NEA LLC is a limited liability company organized under the laws of the State of Delaware. NEA DC is a corporation organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------

On April 26, 2005,

NEA 8A purchased an additional 17,540 shares of Common Stock at a price of $1.98 per share; NEA 9 purchased an additional 35,080 shares of Common Stock at a price of $1.98 per share; and NEA 10 purchased an additional 87,700 shares of Common Stock at a price of $1.98 per share.

On April 27, 2005,

NEA 8A purchased an additional 17,540 shares of Common Stock at a price of $2.16 per share; NEA 9 purchased an additional 35,080 shares of Common Stock at a price of $2.16 per share; and NEA 10 purchased an additional 87,700 shares of Common Stock at a price of $2.16 per share.

On April 28, 2005,

NEA 8A purchased an additional 17,540 shares of Common Stock at a price of $2.33 per share; NEA 9 purchased an additional 35,080 shares of Common Stock at a price of $2.33 per share; and NEA 10 purchased an additional 87,700 shares of Common Stock at a price of $2.33 per share.

On April 29, 2005,

NEA 8A purchased an additional 17,540 shares of Common Stock at a price of $2.2006 per share; NEA 9 purchased an additional 35,080 shares of Common Stock at a price of $2.2006 per share; and NEA 10 purchased an additional 87,700 shares of Common Stock at a price of $2.2006 per share.

On May 2, 2005,

NEA 8A purchased an additional 16,686 shares of Common Stock at a price of $2.1619 per share; NEA 9 purchased an additional 33,373 shares of Common Stock at a price of $2.1619 per share; and NEA 10 purchased an additional 83,432 shares of Common Stock at a price of $2.1619 per share.

On May 3, 2005,

NEA 8A purchased an additional 16,686 shares of Common Stock at a price of $2.275 per share; NEA 9 purchased an additional 33,373 shares of Common Stock at a price of $2.275 per share; and NEA 10 purchased an additional 83,432 shares of Common Stock at a price of $2.275 per share.

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 22 OF 34 PAGES
===================                                          ===================

On May 4, 2005,

NEA 8A purchased an additional 16,686 shares of Common Stock at a price of $2.3356 per share; NEA 9 purchased an additional 33,373 shares of Common Stock at a price of $2.3356 per share; and NEA 10 purchased an additional 83,432 shares of Common Stock at a price of $2.3356 per share.

On May 5, 2005,

NEA 8A purchased an additional 16,686 shares of Common Stock at a price of $2.3979 per share; NEA 9 purchased an additional 33,373 shares of Common Stock at a price of $2.3979 per share; and NEA 10 purchased an additional 83,432 shares of Common Stock at a price of $2.3979 per share.

On May 6, 2005,

NEA 8A purchased an additional 10,436 shares of Common Stock at a price of $2.4355 per share; NEA 9 purchased an additional 20,873 shares of Common Stock at a price of $2.4355 per share; and NEA 10 purchased an additional 52,182 shares of Common Stock at a price of $2.4355 per share.

On May 9, 2005,

NEA 8A purchased an additional 17,264 shares of Common Stock at a price of $2.45 per share; NEA 9 purchased an additional 34,529 shares of Common Stock at a price of $2.45 per share; and NEA 10 purchased an additional 86,322 shares of Common Stock at a price of $2.45 per share.

On May 10, 2005,

NEA 8A purchased an additional 5,827 shares of Common Stock at a price of $2.45 per share; NEA 9 purchased an additional 11,654 shares of Common Stock at a price of $2.45 per share; and NEA 10 purchased an additional 29,134 shares of Common Stock at a price of $2.45 per share.

No part of the purchase price paid by any of NEA 8A, NEA 9 and NEA 10 (together, the "Purchasers") in the above-described transactions was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the shares. The total amount paid by each Purchaser for shares purchased in the above-described transactions (the "Public Shares") is as follows (exclusive of commissions):

NEA 8A:   $  387,089.44
NEA 9:    $  774,192.96
NEA 10:   $1,935,472.80

All the purchases of the Public Shares were made in public transactions. The source of funds for each such purchase was the working capital of the respective Purchaser.

Item 4.   Purpose of Transaction.
          -----------------------

          All of the Public Shares were acquired for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, any or all of the Reporting Persons may dispose of or acquire additional shares of the Issuer. Kramlich is a member of the Issuer's board of directors. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

          (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

          (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 23 OF 34 PAGES
===================                                          ===================

          (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

          (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

          (e) Any material change in the present capitalization or dividend policy of the Issuer;

          (f) Any other material change in the Issuer's business or corporate structure;

          (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

          (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

          (j)  Any action similar to any of those enumerated above.


Item 5.   Interest in Securities of the Issuer.
          -------------------------------------

          (a) NEA VIII is the record owner of 1,817,129 shares of Common Stock and a warrant to purchase 12,777 shares of Common Stock exercisable within 60 days, and thus may be deemed to be the beneficial owner of 1,829,906 shares of Common Stock (the "NEA VIII Shares"). NEA 8A is the record owner of 1,204,649 shares of Common Stock and a warrant to purchase 26,849 shares of Common Stock exercisable within 60 days, and thus may be deemed to be the beneficial owner of 1,231,498 shares of Common Stock (the "NEA 8A Shares"). NEA 9 is the record owner of 4,106,687 shares of Common Stock (the "NEA 9 Shares"). NEA 10 is the record owner of 4,691,078 shares of Common Stock and a warrant to purchase 43,110 shares of Common Stock exercisable within 60 days, and thus may be deemed to be the beneficial owner of 4,734,188 shares of Common Stock (the "NEA 10 Shares"). NEA DC is the record owner of an option to purchase 3,525 shares of Common Stock exercisable within 60 days (the "NEA DC Shares").

               As the sole general partner of NEA 9, NEA Partners 9 may be deemed to own beneficially the NEA 9 Shares. As the sole general partner of each of NEA 8A and NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 8A shares and the NEA 10 Shares. As the sole stockholder of NEA DC, NEA LLC may be deemed to own beneficially the NEA DC Shares.

               By virtue of their relationship as affiliated entities, whose Control Entities have overlapping individual controlling persons, each of the Record Holders may be deemed to share the power to direct the disposition and vote of the NEA VIII Shares, the NEA 8A Shares, the NEA 9 Shares, the NEA 10 Shares and the NEA DC Shares for an aggregate of 11,905,804 shares (the "Firm Shares"). As general partners of the Funds, each of the GPLPs may also be deemed to own beneficially the Firm Shares. As the sole stockholder of NEA DC, NEA LLC may also be deemed to own beneficially the Firm Shares.

               As individual general partners of NEA Partners VIII, NEA Partners 9 and NEA Partners 10 and members of NEA LLC, each of the Senior Managers may be deemed to own beneficially all of the Firm Shares. As an individual general partner of NEA Partners VIII and NEA Partners 9, Nehra may be deemed to

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 24 OF 34 PAGES
===================                                          ===================


               own beneficially the NEA VIII Shares and the NEA 9 Shares, a total of 5,936,593 shares. As individual general partners of NEA Partners 10, Barrett, Sandell and Trainor may be deemed to own beneficially the NEA 8A Shares and the NEA 10 Shares, a total of 5,965,686 shares.

               Kramlich is the record owner of 3,436 shares of Common Stock (the "Kramlich Shares") and, as a director of the Issuer, has been granted an option to purchase 30,000 shares of Common Stock (the "Option Shares"). The Option Shares vest at a rate of 625 shares per month on the 19th of each month, beginning June 19, 2004; accordingly, 6,875 Option Shares are currently exercisable within 60 days of the date hereof and, assuming that Kramlich continues to fulfill the conditions set forth in his agreement regarding the Option Shares, shall acquire the right to exercise an additional 1,250 Option Shares within 60 days of the date hereof. Accordingly, as of the date hereof, Kramlich may be deemed to be the beneficial owner of both the Kramlich Shares and 8,125 Option Shares, for a total of an additional 11,561 shares of Common Stock.

               Each Reporting Person disclaims beneficial ownership of all shares of Common Stock other than those shares which such person owns of record.

               The percentage of outstanding Common Stock of the Issuer which may be deemed to be beneficially owned by each Reporting Person is set forth on Line 13 of such Reporting Person's cover sheet. Such percentage was calculated based on the 94,176,303 shares of Common Stock reported to be outstanding as of February 15, 2005, as reported on the Issuer's most recent Form 10-K.



          (b)  Regarding the number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: See line 7 of cover sheets.

               (ii) shared power to vote or to direct the vote: See line 8 of cover sheets.

               (iii) sole power to dispose or to direct the disposition: See line 9 of cover sheets.

               (iv) shared power to dispose or to direct the disposition: See line 10 of cover sheets.

          (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

          (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Record Shares beneficially owned by any of the Reporting Persons.

          (e)  Not applicable.

Item 6.   Contracts, Arrangements, Undertakings or Relationships with Respect to
          ----------------------------------------------------------------------
          Securities of the Issuer.
          -------------------------

          Not applicable.

Item 7.   Material to be Filed as Exhibits.
          ---------------------------------

          Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

          Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 25 OF 34 PAGES
===================                                          ===================


                                    SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:       May 9, 2005

NEW ENTERPRISE ASSOCIATES VIII, LIMITED PARTNERSHIP

By:     NEA PARTNERS VIII, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS VIII, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner

NEW ENTERPRISE ASSOCIATES 8A, LIMITED PARTNERSHIP

By:     NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:     NEA PARTNERS 9, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS 9, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 26 OF 34 PAGES
===================                                          ===================


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:     NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS 10, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner

NEA DEVELOPMENT CORP.


By:                   *
     -------------------------------------
        Charles W. Newhall III
        President

NEW ENTERPRISE ASSOCIATES, LLC


By:                   *
     -------------------------------------
        Charles W. Newhall III
        Member


               *
------------------------------------------
M. James Barrett


               *
------------------------------------------
Peter J. Barris


               *
------------------------------------------
C. Richard Kramlich


               *
------------------------------------------
Peter T. Morris


               *
------------------------------------------
John M. Nehra


               *
------------------------------------------
Charles W. Newhall III

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 27 OF 34 PAGES
===================                                          ===================


               *
------------------------------------------
Mark W. Perry


               *
------------------------------------------
Scott D. Sandell


               *
------------------------------------------
Eugene A. Trainor III



                                        *By: /s/ Louis S. Citron
                                             -----------------------------------
                                             Louis S. Citron as Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13D was executed by Louis S. Citron pursuant to Powers of Attorney which have been filed with the Securities and Exchange Commission with a
Schedule 13G filing for Myogen, Inc. on February 17, 2004, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 28 OF 34 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Zhone Technologies, Inc.

          EXECUTED as a sealed instrument this 9th day of May, 2005.


NEW ENTERPRISE ASSOCIATES VIII, LIMITED PARTNERSHIP

By:     NEA PARTNERS VIII, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner


NEA PARTNERS VIII, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner


NEW ENTERPRISE ASSOCIATES 8A, LIMITED PARTNERSHIP

By:     NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:     NEA PARTNERS 9, LIMITED PARTNERSHIP


        By:                   *
             ------------------------------------
                Charles W. Newhall III
                General Partner

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 29 OF 34 PAGES
===================                                          ===================


NEA PARTNERS 9, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:     NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:              *
             ------------------------------------
                Charles W. Newhall III
                General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:                   *
     -------------------------------------
        Charles W. Newhall III
        General Partner


NEA DEVELOPMENT CORP.


By:                   *
     -------------------------------------
        Charles W. Newhall III
        President


NEW ENTERPRISE ASSOCIATES, LLC


By:                   *
     -------------------------------------
        Charles W. Newhall III
        Member


               *
------------------------------------------
M. James Barrett


               *
------------------------------------------
Peter J. Barris


               *
------------------------------------------
C. Richard Kramlich

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 30 OF 34 PAGES
===================                                          ===================


               *
------------------------------------------
Peter T. Morris


               *
------------------------------------------
John M. Nehra


               *
------------------------------------------
Charles W. Newhall III


               *
------------------------------------------
Mark W. Perry


               *
------------------------------------------
Scott D. Sandell


               *
------------------------------------------
Eugene A. Trainor III



                                        *By: /s/ Louis S. Citron
                                             -----------------------------------
                                             Louis S. Citron as Attorney-in-Fact

--------------------------------------------------------------------------------
This Agreement was executed by Louis S. Citron pursuant to Powers of Attorney which have been filed with the Securities and Exchange Commission with a
Schedule 13G filing for Myogen, Inc. on February 17, 2004, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 31 OF 34 PAGES
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                          /s/ Stewart Alsop II
                                          -------------------------------------
                                          Stewart Alsop II


                                          /s/ Peter J. Barris
                                          -------------------------------------
                                          Peter J. Barris


                                          /s/ Nancy L. Dorman
                                          -------------------------------------
                                          Nancy L. Dorman


                                          /s/ Ronald Kase
                                          -------------------------------------
                                          Ronald Kase


                                          /s/ C. Richard Kramlich
                                          -------------------------------------
                                          C. Richard Kramlich


                                          /s/ Arthur J. Marks
                                          -------------------------------------
                                          Arthur J. Marks


                                          /s/ Thomas C. McConnell
                                          -------------------------------------
                                          Thomas C. McConnell


                                          /s/ Peter T. Morris
                                          -------------------------------------
                                          Peter T. Morris

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 32 OF 34 PAGES
===================                                          ===================


                                          /s/ John M. Nehra
                                          -------------------------------------
                                          John M. Nehra


                                          /s/ Charles W. Newhall III
                                          -------------------------------------
                                          Charles W. Newhall III


                                          /s/ Mark W. Perry
                                          -------------------------------------
                                          Mark W. Perry


                                          /s/ Scott D. Sandell
                                          -------------------------------------
                                          Scott D. Sandell

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 33 OF 34 PAGES
===================                                          ===================


                              POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.


                                                 /s/ Michael James Barrett
                                                 -------------------------------
                                                 Michael James Barrett

===================                                          ===================
CUSIP NO. 98950P108                   13D                    PAGE 34 OF 34 PAGES
===================                                          ===================


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                                                 /s/ Eugene A. Trainor III
                                                 -------------------------------
                                                 Eugene A. Trainor III